  Exhibit 99.1

Minim Reports Fourth Quarter and Year-End 2020 Results

Record quarterly and yearly revenue; gross margin improvement; successful new product initiatives

MANCHESTER, NH, March 9, 2021 -- Zoom Telephonics, Inc., doing business as Minim (OTCQB: MINM) today reported fourth quarter and full year preliminary financial results for the period ended December 31, 2020.

Q4 2020 highlights include:

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Record net revenue of $13.7 million and record revenue growth of 30% year over year, and a 14% increase sequentially from Q3 2020.

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Continued gross margin improvement at 33%, 25% higher year over year and 16% improvement sequentially from Q3 2020.

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Successful launch of high-value, software-enabled Motorola®-branded modem to Amazon and Target.

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Closed merger between Zoom Telephonics, Inc. and Minim Inc. - combined company offers intelligent software and powerful software-enabled hardware focused on a rapidly growing market, led by a proven team.

Full-year 2020 highlights include:

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Record net revenue of $48.0 million, a 28% increase over 2019.

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28% gross margin representing a 64 basis point decline over 2019.

“We are extremely proud of our operational and financial accomplishments in 2020, which position our company well for continued growth in 2021,” said Gray Chynoweth, Chief Executive Officer of Minim. “As the pandemic underlined, the need for high-quality home networking products and services is increasing rapidly. We intend to remain a leader in this market, providing continued innovation in best-in-class software, hardware and services to connect more customers and more homes in the U.S. and internationally.”

Sean Doherty, Chief Financial Officer of Minim, commented, “We made important progress in the fourth quarter of 2020, including the speedy completion of our merger. We see our 2020 results as an early demonstration of our sustainable business model with expanding growth opportunities.”

Non-GAAP net loss in the fourth quarter of 2020 was $0.8 million, a $1.0 million year over year decrease (primarily driven by Payroll Protection Program loan forgiveness in the amount of $1.1 million) and a $1.5 million decrease sequentially from Q3 2020. Net loss per share on a GAAP basis for the fourth quarter of 2020 was ($0.04), compared with ($0.06) in the comparable period of Q4 2019, and ($0.01) in the prior quarter in Q3 2020.

For the full year, non-GAAP net income was $1.0 million, a $1.0 million increase compared to 2019, reflecting the lessening impact of China tariffs over the course of the year as production was shifted out of China being partially offset by the need for air freight shipping earlier in 2020 in response to delays caused by the pandemic. As of the fourth quarter, the company had completely shifted production out of China and resumed ocean freight shipping. Net loss per share on a GAAP basis in 2020 was ($0.15), compared to ($0.18) in 2019, again reflecting the increased costs associated with tariffs and the temporary use of air freight.

The company ended the year with $1.6 million cash, cash equivalents, and restricted cash compared to $4.8 million at the end of Q3 2020, due to expenses associated with the merger as well as inventory build. The company also increased its credit facility with Rosenthal & Rosenthal from $4.0M to $5.0M to increase financial flexibility at a time of high customer demand and enable it to continue to scale operations for higher product levels and to ensure the uninterrupted introduction of new products.

The results reported above are preliminary and are subject to audit adjustments.

Business Outlook

“We remain focused on pursuing the large opportunity ahead of us as we build out our relationships to reach more customers in more geographies,” said Nicole Zheng, Chief Marketing Officer of Minim. “In addition, our retail strategy continues to expand, with the addition of important customers in 2020 leading to greater demand. We are committed to continuing to launch innovative solutions that leverage our technological strength to address new customer needs. We look forward to a robust year of new product introductions along with market expansion as we attain new growth under the Minim brand.”

Non-GAAP Financial Measure

Minim is providing certain a supplemental financial measure for non-GAAP net loss that excludes material one-time expenses and income, which include temporary supplemental air freight, China tariffs, merger deal costs, and income from the forgiveness of the Payroll Protection Program loan. This supplemental financial measure is not a measurement of financial performance under generally accepted accounting principles in the United States (“GAAP”) and, as a result, this supplemental financial measure may not be comparable to similarly titled measures of other companies. Management uses this non-GAAP financial measure internally to help understand, manage, and evaluate business performance and to help make operating decisions.

Minim believes that this non-GAAP financial measure is also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis. This supplemental financial measure excludes temporary supplemental air freight resulting from supply chain interruptions resulting from a global pandemic; China tariffs as the Company believes these costs are not part of normal business operations (the imposed tariff rates increased mid-2019 from 10% to 25% on the value of imported goods and remained at 25% until the Company relocated its manufacturing source from China to Vietnam by June 2020); costs incurred and related to the merger with Minim Inc. as the Company deems these costs as one-time in nature; and the one-time income from the forgiveness of the Payroll Protection Program loan.

Conference Call Details Date/Time:

Minim will host a conference call tomorrow, March 9, 2021, at 8:30 a.m. ET to discuss these results. To participate, please access the live webcast at https://ir.minim.co/, or by dialing 1-866-393-7958 (US) or 1-706-643-5255 (international) and referencing code 9895079.

A slide presentation will accompany management’s remarks and will be accessible five minutes prior to the start of the call via the following link: https://ir.minim.co. A recording of the call will also be made available afterwards through the investor information section of the company’s website.

About Minim

Zoom Telephonics Inc., doing business as Minim (OTCQB: MINM) is the creator of innovative internet access products that dependably connect people to the information they need and the people they love. Headquartered in Manchester, NH, the company delivers smart software-driven communications products under the globally recognized Motorola® brand. Minim end users benefit from a personalized and secure WiFi experience, leading to happy and safe homes where things just work. To learn more, visit https://www.minim.co.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward-Looking Statements

This release contains forward-looking information relating to Minim’s plans, expectations, and intentions, including statements about the effects of the merger. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the merger; the potential increase in tariffs on the Company's imports; potential difficulties and supply interruptions from moving the manufacturing of most of the Company’s products to Vietnam; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; the impact of the COVID-19 pandemic; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:

Beth Kurth
Conway Communications
617.584.9650

ZOOM TELEPHONICS, INC.
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands, except share data)

ASSETS	December 31, 2020 (unaudited)	December 31, 2019
Current Assets
Cash and cash equivalents	$772	$1,217
Restricted cash	800	150
Accounts receivable, net	9,203	4,071
Inventories, net	15,324	7,440
Prepaid expenses and other current assets	399	270
Total current assets	26,498	13,148

Equipment, net	455	303
Operating lease right-of-use asset, net	87	103
Goodwill	59	-
Intangible assets, net	389	-
Other assets	942	349
Total assets	$28,430	$13,903

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$11,745	$5,025
Current maturities of long-term debt	2,507	-
Current maturities of operating lease liabilities	66	103
Accrued other expenses	6,284	2,667
Total current liabilities	20,602	7,795

Long-term debt, less current maturities	15	-
Operating lease liabilities, less current maturities	22	-
Total liabilities	20,639	7,795

Stockholders' equity
Common stock: Authorized: 40,000,000 shares at $0.01 par value; issued and outstanding: 35,074,922 shares at December 31, 2020 and 20,929,928 shares at December 31, 2019, respectively	351	209
Additional paid-in capital	64,527	46,496
Accumulated deficit	(57,087)	(40,597)
Total stockholders' equity	7,791	6,108
Total liabilities and stockholders' equity	$28,430	$13,903

ZOOM TELEPHONICS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net sales	$13,733	$10,571	$47,989	$37,614
Cost of sales	9,222	7,980	34,382	26,709
Gross profit	4,511	2,591	13,607	10,905

Operating expenses:
Selling and marketing expenses	2,506	2,152	9,155	9,223
General and administrative expenses	2,431	809	5,444	2,667
Research and development expenses	1,803	753	3,828	2,237
Total operating expenses	6,740	3,714	18,427	14,127

Operating loss	(2,229)	(1,123)	(4,820)	(3,222)

Other income (expense):
Interest income (expense), net	(34)	4	(47)	(34)
Other, net	1,037	(30)	1,036	5
Total other income (expense)	1,003	(26)	989	(29)

Loss before income taxes	(1,226)	(1,149)	(3,831)	(3,251)

Income taxes	11	1	27	25
Net loss	$(1,237)	$(1,150)	$(3,858)	$(3,276)

Net loss per share:
Basic and diluted	$(0.04)	$(0.06)	$(0.15)	$(0.18)

Basic and diluted weighted average
common and common equivalent shares	33,834	20,893	25,301	18,051

ZOOM TELEPHONICS, INC.
Reconciliation of GAAP to Non-GAAP Measure
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

GAAP based net loss	$(1,237)	$(1,150)	$(3,858)	$(3,276)
Non-GAAP adjustments:
Air freight costs	96	-	1,540	-
Tariff costs	110	1,307	2,757	3,197
Merger deal costs	1,270	-	1,594	-
PPP loan forgiveness	(1,064)	-	(1,064)	-
Total Non-GAAP adjustments	412	1,307	4,827	3,197
Non-GAAP based net income (loss)	$(825)	$157	$969	$(79)